Exhibit 4.3.1

SUBORDINATION AGREEMENT

THIS SUBORDINATION AGREEMENT (“Agreement”), dated as of July 21, 2009, is made by the UNION PACIFIC RAILROAD COMPANY (the “Subordinated Creditor”), for the benefit of WELLS FARGO BANK, NATIONAL ASSOCIATION (with its participants, successors and assigns, the “Senior Lender”), acting through its Wells Fargo Business Credit operating division.

MGP Ingredients, Inc., a Kansas corporation (the “Borrower”), is now or hereafter may be indebted to the Senior Lender on account of loans or the other extensions of credit or financial accommodations from the Senior Lender to Borrower, or to any other person under the guaranty or endorsement of Borrower.

The Subordinated Creditor has entered into certain financial accommodations with Borrower.

As a condition to making any loan or extension of credit to Borrower, the Senior Lender has required that the Subordinated Creditor, in accordance with the terms of this Agreement, (i) subordinate the payment of the Subordinated Note and the Subordinated Creditor’s other financial accommodations to the payment of any and all indebtedness of the Borrower to the Senior Lender and (ii) disclaim any interest or Liens in the Collateral.  Assisting Borrower in obtaining credit accommodations from the Senior Lender and subordinating his interests pursuant to the terms of this Agreement are in the Subordinated Creditor’s best interest.

ACCORDINGLY, in consideration of the loans and other financial accommodations that have been made and may hereafter be made by the Senior Lender for the benefit of the Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Subordinated Creditor hereby agrees as follows:

1.             Definitions. As used herein, the following terms have the meanings set forth below:

“Borrower Default” means a Default or Event of Default as defined in any agreement or instrument evidencing, governing, or issued in connection with Senior Lender Indebtedness, including, but not limited to, the Credit Agreement, or any default under or breach of any such agreement or instrument.

“Carrier Liens” means any statutory or common law possessory carrier liens which are now or may in the future be held by Subordinated Creditor which attach to assets of Borrower.

“Collateral” means all business assets of Borrower including all collateral now or hereafter securing payment of the Senior Lender Indebtedness, including all proceeds thereof.

“Credit Agreement” means that certain Credit and Security Agreement dated on or about the date hereof by and between Borrower and the Senior Lender as the same may hereafter be amended, supplemented or restated from time to time.

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or hereafter acquired and whether arising by agreement or operation of law.

“Senior Lender Indebtedness” is used herein in its most comprehensive sense and means any and all advances, debts, obligations and liabilities of Borrower to the Senior Lender, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement at any time entered into by the Borrower with the Senior Lender, and whether the Borrower may be liable individually or jointly with others, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable.

“Subordinated Indebtedness” means all obligations arising under the Subordinated Note and each and every other debt, liability and obligation of every type and description which the Borrower may now or at any time hereafter owe to the Subordinated Creditor, whether such debt, liability or obligation now exists or is hereafter created or incurred, and whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or joint, several or joint and several.

“Subordinated Note” means the Borrower’s Promissory Note made by the Borrower dated May 4, 2009, payable to the order of the Subordinated Creditor in the original principal amount of $997,545.50, together with all renewals, extensions and modifications thereof and any note or notes issued in substitution therefore.

“Trade Payable Indebtedness” means the trade payable indebtedness owed by Borrower to Subordinated Creditor, whether such trade payable debt now exists or is hereafter created or incurred, and whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or joint, several or joint and several, which shall not include indebtedness evidenced by the Subordinated Note.

2.             Subordination.

(a)           The Subordinated Creditor hereby agrees that the payment and performance of all of the Subordinated Indebtedness is hereby expressly subordinated to the payment and performance in full of the Senior Lender Indebtedness and regardless of any priority otherwise available to the Subordinated Creditor by law or by agreement, the Senior Lender shall hold a first priority Lien in the Collateral and the Subordinated Creditor hereby disclaims any interest or Liens in the Collateral.  The Subordinated Indebtedness shall continue to be subordinated to the Senior Lender Indebtedness even if the Senior Lender Indebtedness is deemed unsecured, under-secured, subordinated, avoided or disallowed under the United States Bankruptcy Code or other applicable law.

(b)           Notwithstanding anything contained herein to the contrary, the Subordinated Creditor does not subordinate any Carrier Liens which it possesses now or in the future which attach to assets of Borrower, and Subordinated Creditor shall be free to exercise its rights pursuant to such Carrier Liens, including without limitation foreclosure thereof.  Subordinated Creditor acknowledges that the Subordinated Note is not, and shall not be secured by any such Carrier Liens and disclaims any Carrier Liens as to the Subordinated Indebtedness which is not Trade Payable Indebtedness.

3.             Payments.  Until all of the Senior Lender Indebtedness has been indefeasibly paid and performed in full and the Senior Lender has released its Lien in the Collateral, the Subordinated Creditor shall not, without the Senior Lender’s prior written consent, demand, receive or accept any payment (whether of principal, interest or otherwise) from the Borrower in respect of the Subordinated Indebtedness, or exercise any right of or permit any setoff in respect of the Subordinated Indebtedness except Subordinated Creditor may demand and accept scheduled, current (but not past due), non-accelerated payments (but not prepayments) of principal and interest required to be paid under the Subordinated Note until such time as Senior Lender has notified Subordinated Creditor that a Borrower Default exists.  Notwithstanding anything contained herein to the contrary, the Subordinated Creditor may invoice and demand payment from the Borrower for Trade Payable Indebtedness, and receive payments from Borrower which are payments of Trade Payable Indebtedness.

4.             Receipt of Prohibited Payments. If the Subordinated Creditor receives any payment on the Subordinated Indebtedness that the Subordinated Creditor is not entitled to receive under the provisions of this Agreement, the Subordinated Creditor will hold the amount so received in trust for the Senior Lender and will forthwith turn over such payment to the Senior Lender in the form received (except for the endorsement of the Subordinated Creditor where necessary) for application to then-existing Senior Lender Indebtedness (whether or not due), in such manner of application as the Senior Lender may reasonably deem appropriate. If the Subordinated Creditor exercises any right of setoff which the Subordinated Creditor is not permitted to exercise under the provisions of this Agreement, the Subordinated Creditor will promptly pay over to the Senior Lender, in immediately available funds, an amount equal to the amount of the claims or obligations offset. If the Subordinated Creditor fails to make any endorsement required under this Agreement, the Senior Lender, or any of its officers or employees or agents on behalf of the Senior Lender, is hereby irrevocably appointed as the attorney-in-fact (which appointment is coupled with an interest) for the Subordinated Creditor to make such endorsement in the Subordinated Creditor’s name.

5.             Action on Subordinated Indebtedness.  Unless and until the Senior Lender Indebtedness has been indefeasibly paid and performed in full and the Senior Lender has released its Lien in the Collateral, the Subordinated Creditor will not commence any action or proceeding against the Borrower to recover all or any part of the Subordinated Indebtedness, or join with any creditor (unless Senior Lender shall so join) in bringing any proceeding against the Borrower under any bankruptcy, reorganization, readjustment of debt, arrangement of debt receivership, liquidation or insolvency law or statute of the federal or any state government, or take possession of, sell or dispose of, or otherwise deal with, the Collateral, and will not exercise or enforce any other right or remedy which may be available to the Subordinated Creditor with respect to any such Collateral; provided, however, the foregoing shall not be construed to prevent the Subordinated Creditor from exercising any of its rights with respect to any Carrier Liens.

6.             Action Concerning Collateral and Restrictions on Liens.

(a)           Subordinated Creditor represents, warrants, agrees, promises and covenants to Senior Lender that unless and until all of the Senior Lender Indebtedness has been indefeasibly paid and performed in full and the Senior Lender has released its Lien in the Collateral the (i) Subordinated Creditor will not modify, amend, restate or otherwise change the Subordinated Note or any documents, agreements or instruments representing or related to any Subordinated Indebtedness; (ii) except for Carrier Liens, Subordinated Creditor holds no Lien and will hold no Lien on the Collateral or any other property or assets of Borrower; (iii) there are currently no UCC or similar filings in connection with any indebtedness from Borrower to Subordinated Creditor, and will not be any such filings; and (iv) should any Lien, except for Carrier Liens, be taken or received by Subordinated Creditor in respect of the Collateral or any other property or assets of Borrower, or should any UCC or similar filing against Borrower be made by or on behalf of Subordinated Creditor, Senior Lender may, in its sole and absolute discretion, terminate, release, cancel (or take assignment thereof for its own benefit) any such Liens or filings, and Subordinated Creditor hereby appoints Senior Creditor as its attorney-in-fact for such purposes.

(b)           Except to the extent subject to Carrier Liens, Senior Lender may take possession of, sell, dispose of, and otherwise deal with all or any part of the Collateral, and may enforce any right or remedy available to it with respect to the Borrower or the Collateral, all without notice to or consent of the Subordinated Creditor except as specifically required by applicable law.

(c)           The Senior Lender shall have no duty to preserve, protect, care for, insure, take possession of, collect, dispose of, or otherwise realize upon any of the Collateral or any other property or assets of the Borrower, and in no event shall the Senior Lender be deemed the Subordinated Creditor’s agent with respect to the Collateral. All proceeds received by the Senior Lender with respect to any Collateral may be applied, first, to pay or reimburse the Senior Lender for all costs and expenses (including reasonable attorneys’ fees) incurred by the Senior Lender in connection with the collection of such proceeds, and, second, to any Senior Lender Indebtedness secured by the Senior Lender’s Lien in that Collateral in any order that it may choose.

(d)           Nothing contained herein will prevent Borrower and Senior Lender from amending, modifying, restating and otherwise dealing with the Senior Lender Indebtedness in any manner Borrower and Senior Lender deem necessary and/or desirable without notice to or consent of the Subordinated Creditor (the “Modified Senior Lender Indebtedness”).  This Agreement shall remain fully applicable to such Modified Senior Lender Indebtedness and the Modified Senior Lender Indebtedness will be deemed the “Senior Lender Indebtedness” for all purposes hereunder.

7.             Bankruptcy and Insolvency. In the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement with creditors, whether or not pursuant to bankruptcy law, the sale of all or substantially all of the assets of the Borrower, dissolution, liquidation or any other marshalling of the assets or liabilities of the Borrower, the Subordinated Creditor will file all claims, proofs of claim or other instruments of similar character necessary to enforce the obligations of the Borrower in respect of the Subordinated Indebtedness and will hold in trust for the Senior Lender and promptly pay over to the Senior Lender in the form received (except for the endorsement of the Subordinated Creditor where necessary) for application to the then-existing Senior Lender Indebtedness, any and all moneys, dividends or other assets received in any such proceedings on account of the Subordinated Indebtedness, unless and until the Senior Lender Indebtedness has been paid in full and the Senior Lender’s Lien in the Collateral has been terminated. If the Subordinated Creditor shall fail to take any such action, the Senior Lender, as attorney-in-fact for the Subordinated Creditor, may take such action on the Subordinated Creditor’s behalf. The Subordinated Creditor hereby irrevocably appoints the Senior Lender, or any of its officers or employees on behalf of the Senior Lender, as the attorney-in-fact for the Subordinated Creditor (which appointment is coupled with an interest) with the power but not the duty to demand, sue for, collect and receive any and all such moneys, dividends or other assets and give acquittance therefor and to file any claim, proof of claim or other instrument of similar character, to vote claims comprising Subordinated Indebtedness to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension and to take such other action in the Senior Lender’s own name or in the name of the Subordinated Creditor as the Senior Lender may deem necessary or advisable for the enforcement of the agreements contained herein; and the Subordinated Creditor will execute and deliver to the Senior Lender such other and further powers-of-attorney or instruments as the Senior Lender may request in order to accomplish the foregoing. If the Senior Lender desires to permit the use of cash collateral or to provide post-petition financing to the Borrower, the Subordinated Creditor shall not object to the same or assert that its interests are not being adequately protected.

8.             Restrictive Legend; Transfer of Subordinated Indebtedness; Amendment. The Subordinated Creditor will cause the Subordinated Note and all other notes, bonds, debentures or other instruments evidencing the Subordinated Indebtedness or any part thereof to contain a specific statement thereon to the effect that the indebtedness thereby evidenced is subject to the provisions of this Agreement, and the Subordinated Creditor will mark its books conspicuously to evidence the subordination effected hereby.  Attached hereto is a true and correct copy of the Subordinated Note bearing such legend.  The Subordinated Creditor is the lawful holder of the Subordinated Note and has not transferred any interest therein to any other person or entity. Without the prior written consent of the Senior Lender, the Subordinated

Creditor will not assign, transfer or pledge to any other person any of the Subordinated Indebtedness.

9.             Continuing Effect. This Agreement shall constitute a continuing agreement of subordination, and the Senior Lender may, without notice to or consent by the Subordinated Creditor, modify any term of the Senior Lender Indebtedness in reliance upon this Agreement. Without limiting the generality of the foregoing, the Senior Lender may, at any time and from time to time, without the consent of or notice to the Subordinated Creditor and without incurring responsibility to the Subordinated Creditor or impairing or releasing any of the Senior Lender’s rights or any of the Subordinated Creditor’s obligations hereunder:

(a)           change the interest rate or change the amount of payment or extend the time for payment or renew or otherwise alter the terms of any Senior Lender Indebtedness or any instrument evidencing the same in any manner;

(b)           sell, exchange, release or otherwise deal with any property, except for property subject to Carrier Liens, at any time securing payment of the Senior Lender Indebtedness or any part thereof;

(c)           release anyone liable in any manner for the payment or collection of the Senior Lender Indebtedness or any part thereof;

(d)           exercise or refrain from exercising any right against the Borrower or any other person (including the Subordinated Creditor); and

(e)           apply any sums received by the Senior Lender, by whomsoever paid and however realized, to the Senior Lender Indebtedness in such manner as the Senior Lender shall deem appropriate.

10.           No Commitment. None of the provisions of this Agreement shall be deemed or construed to constitute or imply any commitment or obligation on the part of the Senior Lender to make any future loans or other extensions of credit or financial accommodations to the Borrower.

11.           Waiver and Consent.  Senior Lender shall have no obligation to the Subordinated Creditor with respect to the Collateral or the Senior Lender Indebtedness.  Subject to any Carrier Liens, Senior Lender may (a) exercise collection rights, (b) take possession of, sell or dispose of, and otherwise deal with, the Collateral, (c) in Senior Lender’s name, or in Borrower’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any account debtor or other obligor of the Debtor; (d) prosecute, settle and receive proceeds on any insurance claims relating to the Collateral, and (e) exercise and enforce any right or remedy available to Senior Lender with respect to the Collateral, whether available before or after the occurrence of any default; all without notice to or consent by anyone except as specifically required by law. Senior Lender may apply the proceeds of the Collateral in any order of application, and may remit or release such proceeds or any other sums or amounts to the Borrower without being obligated to assure that any such proceeds or sums are applied to the satisfaction of the Subordinated Creditor’s subordinated security interest in any Collateral, except as required by law or to the extent subject to Carrier Liens. The Subordinated Creditor hereby waives any and all right to require the marshalling of assets in connection with the exercise of any of the remedies permitted by applicable law or agreement.

12.           Notice. All notices and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by registered mail, postage prepaid, or (iii) transmitted by telecopy, in each case addressed to the party to whom notice is being given at its address as set forth below:

If to the Senior Lender:

Wells Fargo Bank, National Association

MAC N9312-040

109 South 7th Street, 4th Floor

Minneapolis, MN 55402

Attention:  Becky A. Koehler

Telecopier:  (612) 341-2472

If to the Subordinated Creditor:

Union Pacific Railroad Company

1400 Douglas Street, STOP 1780

Omaha, NE  68179-1780

Attention: Senior Manager – Revenue Accounting

Telecopier: (402) 233-3434

or at such other address as may hereafter be designated in writing by that party. All such notices or other communications shall be deemed to have been given on (i) the date received if delivered personally, (ii) the date of posting if delivered by mail, or (iii) the date of transmission if delivered by telecopy.

13.           Conflict in Agreements. If the subordination provisions of any instrument evidencing Subordinated Indebtedness conflict with the terms of this Agreement, the terms of this Agreement shall govern the relationship between the Senior Lender and the Subordinated Creditor.

14.           No Waiver. No waiver shall be deemed to be made by the either party of any of its rights hereunder unless the same shall be in writing signed on behalf of such party, and each such waiver, if any, shall be a waiver only with respect to the specific matter or matters to which the waiver relates and shall in no way impair the rights of such party or the obligations of the other party to the such party in any other respect at any time.

15.           Binding Effect; Acceptance. This Agreement shall be binding upon the Subordinated Creditor and the Subordinated Creditor’s successors and assigns and shall inure to the benefit of the Senior Lender and its participants, successors and assigns irrespective of whether this or any similar agreement is executed by any other creditor of the Borrower. Notice of acceptance by the Senior Lender of this Agreement or of reliance by the Senior Lender upon this Agreement is hereby waived by the Subordinated Creditor.

16.           Miscellaneous. The paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  The exchange of copies of this Agreement and of signature pages by PDF through email or facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Electronic signatures of the parties transmitted as set forth herein shall deemed to be original signatures for all purposes.

17.           Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Minnesota.  THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the Subordinated Creditor has executed this Agreement as of the date and year first above-written.

UNION PACIFIC RAILROAD COMPANY

By:	/s/ Bier Brolky
Name:	Bier Brolky
Its:	Sr. Manager, Credit

Acknowledgment by Borrower

The undersigned, being the Borrower referred to in the foregoing Agreement, hereby (i) acknowledges receipt of a copy thereof, (ii) agrees to all of the terms and provisions thereof, (iii) agrees to and with the Senior Lender that it shall make no payment on the Subordinated Indebtedness that the Subordinated Creditor would not be entitled to receive under the provisions of the Agreement, (iv) agrees that any such payment will constitute a default under the Senior Lender Indebtedness, and (v) agrees to mark its books conspicuously to evidence the subordination of the Subordinated Indebtedness effected hereby.

MGP INGREDIENTS, INC.
a Kansas corporation

By:	/s/ Timothy W. Newkirk
Name:	Timothy W. Newkirk
Its:	President & CEO